United Security Bancshares - Record Nine Months Earnings & 17.43% ROE

FRESNO, CA, October 12, 2007 Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (Nasdaq-GS:UBFO) reported today the results of operations for the 3rd quarter and nine months ended September 30, 2007.

Woods said, "The third quarter brought new challenges globally and nationally with credit tightening, loan portfolio losses and the decline in some interest rates precipitated by the Federal Reserve. These challenges affected the Company as well during the quarter but overall the impact, taken on whole, was minor."

Net income for the 3rd quarter 2007 was $3,657,000, as compared with $3,461,000 in 2006 for an increase of $196,000 or 5.67%. Net income for the nine months ended September 30, 2007 was $10,568,000 and $10,387,000 in 2006. The 3rd
quarter and the nine month periods of each year include significant income and expense items that when eliminated, result in adjusted net income for the 3rd quarters of $3.2 million for 2007 and $3.3 million for 2006. The adjusted net income for the nine month periods were $10.5 million for 2007 and $10.3 million for 2006.

For the 3rd quarter 2006, those significant pretax items included a gain on the sale of real estate of $1.01 million, a provision for loan loss of $276,000 and legal and other real estate expenses of $985,000. For the 3rd quarter 2007, the significant pretax items included a fair value gain on junior subordinated debentures of $2.1 million , life insurance proceeds of $263,000, a provision for loan loss of $1.95 million and legal and other real estate expenses of $329,000.

For the nine month period in 2006, those significant pretax items included a gain on the sale of real estate of $1.01 million, a gain on the sale of investment of $1.88 million, a provision for loan loss of $639,000 and legal and other real estate expenses of $2.07 million. For the nine month period in 2007, the significant pretax items included a fair value gain on junior subordinated debentures of $2.2 million , acquistion costs of $191, 000, interest collected but not previously accrued of $1.1 million, a provision for loan loss of $2.36 million and legal and other real estate expenses of $951,000.

Basic and diluted earnings per share for the 3rd quarter of 2007 were $0.31. For the 3rd quarter of 2006, basic earning per share was $0.31 and diluted earnings per share was $0.30. Year to date basic and diluted earning per share for 2007 were $0.88 as compared with $0.91 for year to date 2006.

For the three months ended September 30, 2007 the return on average equity was 17.45% and the return on average assets was 1.85%. For the same period in 2006, ROAE was 21.69% and ROAA was 2.03%. ROAE and ROAA were 17.43% and 1.87% for the nine months ended September 30, 2007 and 22.12% and 2.14% for same period in 2006.

The 76th consecutive quarterly cash dividend of $0.125 per share, up from $0.11 for a 13.6% increase from a year ago, was declared on September 25, 2007, to be paid on October 24, 2007, to shareholders of record on October 12, 2007.

Shareholders' equity at September 30, 2007 was $83,534,000, an increase of $18,908,000 over September 30, 2006. The merger with Legacy Bank, N.A. added $21,537,000 to shareholders' equity over September 30, 2006. Dividends of $5.7 million were paid out of shareholders'equity to shareholders during the past 12 months and $9,412,000 was utilized to purchase and retire shares of Company stock at an average price of $20.30.

Net interest income for the 3rd quarter 2007 was $9.218 million, up $669,000 from 2006 for an increase of 7.8%. The net interest margin for the 3rd quarter decreased from 5.63% in 2006 to 5.20% in 2007. The decrease in the net interest margin in 2007 is primarily attributable to increases in the cost of funds. Interest costs, as a percentage of earning assets, were 3.10% in the 3rd quarter 2007 and 2.60% in the 3rd quarter 2006. The net interest margin for the nine months ended September 30, 2007 declined by 16 basis points to 5.50% for 2007 from 5.66% for the same period in 2006.


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

Noninterest income for the 3rd quarter of 2007 was $4,019,000, up from $2,331,000 in 2006 for an increase of $1,688,000 or 72.4%. The difference between a gain on the sale of real estate of $1.01 million in the 3rd quarter of 2006, and a fair value gain on junior subordinated debentures of $2.1 million along with life insurance proceeds of $0.26 million in the 3rd quarter 2007, accounted for much of the change between the quarters. Noninterest income for the nine months ended September 30, 2007 was $7.6 million, up $421,000 or 5.9% for the same period in 2006.

Operating expenses for the three months ended September 30, 2007 were $5,291,000 and $5,060,000 for the three months ended September 30, 2006, an increase of $230,000 or 4.6%. Year to date operating expenses for the nine months of 2007 were $16,008,000, up $1,364,000 or 9.3% from the comparable period in 2006. The addition of the Campbell branch acquired in February 2007 added operating expenses of $1,598,000 for the nine months of 2007 ended September 30.

The provision for loan loss was $1.95 million for the 3rd quarter of 2007 and $276 thousand for the comparable period in 2006. For the nine months of 2007 the provision for loan loss was $2.36 million compared with $639 thousand for the comparable period in 2006. In determining the adequacy of the allowance for loan loss, Management's judgment is the primary determining factor for establishing the amount of the provision for loan losses and is considered adequate for the current period.

Net loan losses for the 3rd quarter were $1.7 million in 2007 and $278,000 in 2006. Net loan losses for the nine months ended September 30 were $1.9 million in 2007 and $382,000 in 2006. The 2007 3rd quarter provision for loan loss of $1.95 million for 2007, in part provided loan loss reserves for the charge-off of a $1.6 million loan. The decision by management to charge-off the loan, secured by a 2nd deed of trust on property located in Southern California, was made late in the 3rd quarter when a decline in market values of the property became apparent.

Non-performing assets increased to 2.44% of total assets on September 30, 2007 from 1.50% at September 30, 2006.

United Security Bancshares is a $800+ million bank holding company. United Security Bank, it's principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the Company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company's market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly recently enacted California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and RICs; and (8) unknown economic impacts caused by the State of California's budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and particularly the section of Management's Discussion and Analysis.


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

United Security Bancshares
Consolidated Balance Sheets
(unaudited)
(Dollars in thousands)

                                           September 30   September 30
Cash & noninterest-bearing deposits in         2007           2006
                                           ------------   ------------
  Other banks                                 $ 27,111       $ 24,960
Interest-bearing deposits in other banks         5,255          7,832
Federal funds sold                               1,770         14,460
Investment securities AFS                       88,657         90,034
Loans, net of unearned fees                    626,785        498,333
  Less: allowance for loan losses              (10,121)        (8,005)
                                              ========       ========
Loans, net                                     616,664        490,328
Premises and equipment, net                     15,789         13,172
Intangible assets                               13,359          3,148
Other assets                                    34,373         34,077
                                              ========       ========
TOTAL ASSETS                                  $802,977       $678,012
                                              --------       --------
Deposits:
  Noninterest-bearing demand & NOW            $197,681       $198,288
  Savings & Money Market                       185,024        191,130
  Time                                         286,823        200,709
                                              ========       ========
Total deposits                                 669,528        590,127

Borrowed funds                                  25,400              0
Other liabilities                               10,961          7,796
Junior subordinated debentures                  13,554         15,464
                                              ========       ========
TOTAL LIABILITIES                             $719,443       $613,387

Shareholders' equity:
  Common shares outstanding:
    11,914,447 at September 30, 2007
    11,309,698 at September 30, 2006          $ 33,487       $ 20,601
Retained earnings                               50,791         45,323
Fair Value Adjustment - Hedge                      (15)          (199)
Accumulated other comprehensive income            (729)        (1,100)
                                              ========       ========
Total shareholders' equity                    $ 83,534       $ 64,625
TOTAL LIABILITIES &
  SHAREHOLDERS' EQUITY                        $802,977       $678,012
                                              --------       --------


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

United Security Bancshares
Consolidated Statements of Income
(dollars in 000's, except per share amounts)
(unaudited)

                                       Three      Three      Nine       Nine
                                       Months     Months    Months     Months
                                       Ended      Ended      Ended      Ended
                                     September  September  September  September
                                        2007       2006      2007       2006
                                    ----------  ---------  ---------  ---------
Interest income                      $14,712     $12,548    $42,911     $34,509
Interest expense                       5,495       3,999     15,123      10,049
                                     =======     =======    =======     =======
Net interest income                    9,218       8,549     27,787      24,460
Provision for loan losses              1,950         276      2,360         639
Other income                           4,019       2,331      7,554       7,132
Other expenses                         5,291       5,060     16,008      14,644
                                     ========    =======    =======     =======
Income before income tax provision     5,996       5,544     16,973      16,309
Provision for income taxes             2,339       2,083      6,405       5,922
                                     =======     =======    =======     =======
NET INCOME                            $3,657      $3,461    $10,568     $10,387

United Security Bancshares
Selected Financial Data
(dollars in 000's except per share amounts)

                                       Three       Three        Nine        Nine
                                       Months      Months      Months      Months
                                       Ended       Ended       Ended       Ended
                                     09/30/2007  09/30/2006  09/30/2007  09/30/2006
                                     ----------  ----------  ----------  ----------
Basic Earnings Per Share               $ 0.31      $ 0.31     $ 0.88      $ 0.91
Diluted Earning Per Share              $ 0.31      $ 0.30     $ 0.88      $ 0.91
Annualized Return on:
Average Assets                           1.85%       2.03%      1.87%       2.14%
Average Equity                          17.45%      21.69%     17.43%      22.12%
Net Interest Margin                      5.20%       5.63%      5.50%       5.66%
Net Charge-offs to Average Loans         0.28%       0.06%      0.34%       0.08%

                                        09/30/2007   09/30/2006
                                       -----------  -----------

Book Value Per Share                   $      7.01  $      5.71
Tangible Book Value Per Share          $      5.89  $      5.44
Efficiency Ratio                             45.30%       46.35%
Non Performing Assets to Total Assets         2.44%        1.50%
Allowance for Loan Losses
  to Total Loans                              1.61%        1.61%
Shares Outstanding - period end         11,914,447   11,309,698
Basic Shares  - average weighted        11,925,195   11,337,694
Diluted Shares - average weighted       11,945,852   11,454,267


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